SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549



                                    FORM 8-K


                      Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


            Date of Report:                     July 29, 1997
            Date of earliest event reported:    July 28, 1997


                          LINCOLN NATIONAL CORPORATION
                          -----------------------------

             (exact name of registrant as specified in its charter)


        Indiana                       1-6028                    35-1140070
        -------                       ------                    ----------
(State of Incorporation)      (Commission File Number)        (IRS Employer
                                                            Identification No.


     200 East Berry Street, Fort Wayne, Indiana             46802-2706
     ------------------------------------------             ----------
     (Address of principal executive offices)               (Zip Code)


                                  219-455-2000
                                  ------------
                        (Registrant's telephone number)


ITEM 5.  OTHER EVENTS

     Set forth below is the text of a press release issued by the Registrant on July 28, 1997.

            LNC TO BUY CIGNA'S INDIVIDUAL LIFE & ANNUITY BUSINESSES

            FORT WAYNE, Ind., July 28, 1997 --Lincoln National Corporation (NYSE: LNC) will purchase the individual life insurance and annuity businesses of CIGNA Corporation (NYSE: CI) for approximately $1.4 billion in cash under an agreement announced today by both companies. The transaction is subject to regulatory approvals and is expected to close by year end.

            "This transaction will bring together CIGNA's premier individual life insurance operations with Lincoln Life's leading annuity business to create one of the most powerful financial planning organizations in the country," said Ian M. Rolland, LNC chairman and chief executive officer. "It furthers our strategy to become a focused financial services company."

            In addition to approximately $37 billion of individual life insurance in force, the transaction will bring to Lincoln Life: CIGNA Financial Advisors, a career agency system with 600 agents; a life brokerage operation; and an annuity distribution system, all of which are reported as part of the CIGNA Individual Insurance segment. CIGNA's corporate-owned life insurance, group life insurance, and life, health and accident reinsurance businesses are not a part of the transaction.

            "We believe this is an attractive transaction for CIGNA and its shareholders," said CIGNA CEO Wilson H. Taylor. "The individual life insurance and annuity operation is a strong business with solid returns, but has limited strategic connection to our other businesses. The sale of this business, combined with our recent acquisition of Healthsource, an HMO and health insurance company, will strengthen our financial and strategic position."

            CIGNA has several alternatives for the potential use of the proceeds, including internal growth, acquisitions and common share repurchase. Currently, the expected focus upon closing is on share repurchase, Taylor said.

            The transaction will be accomplished through an indemnity reinsurance agreement. LNC will receive the assets and liabilities of the acquired businesses. CIGNA will retain its statutory surplus from the
businesses, which at year-end 1996 was approximately $225 million.    LNC
expects substantially increased sales from the combined businesses and to realize expense savings of $40 million, pre-tax, by 1999 through consolidation efforts. The transaction is expected to be immediately accretive to LNC's 1998 earnings. Additionally, the amount of earnings generated from life insurance in its U.S. life insurance and annuities segment is expected to increase from approximately 15 percent to 35 percent when expense savings are fully realized.

             Operations will continue in both Fort Wayne, Ind., and the Hartford, Conn., area --where CIGNA's Individual Insurance has its headquarters --after the transaction is completed.

The 600 career agents of CIGNA's individual life insurance and annuity operation will join with the 1,700 Lincoln Life agents and financial planners to sell the life insurance, annuities and retirement products of the combined operations.

            "The CIGNA Financial Advisors have a long tradition of delivering financial solutions to professionals, small business owners and other affluent individuals," said Jon A. Boscia, president and CEO of Lincoln Life. "The complementary capabilities, broadened portfolio of products and an expanded distribution network will mean increased sales for both systems and an outstanding estate and financial planning organization."

            The acquisition is the largest in the history of LNC and continues its efforts to focus on its wealth accumulation and protection businesses. In June, LNC announced it would sell its 83.3 percent ownership in American States Financial Corporation which, with repayment of intercompany debt, will yield proceeds of $2.15 billion, after tax. At the time, LNC indicated it would invest the bulk of the proceeds in the life insurance and annuity businesses.

            CIGNA's businesses rank among the largest health care, insurance and financial services organizations in the United States, and also include one of the largest U.S.-based international insurance organizations. At year-end 1996, CIGNA Corporation had consolidated assets of approximately $99 billion, revenues of more than $19 billion and shareholders' equity of approximately $7.2 billion.

            LNC holds a prominent position among financial services companies in the United States, with more than $115 billion in assets managed and $4.7 billion in revenues. Its wealth accumulation and protection businesses provide annuities, life insurance, retirement income, life-health reinsurance, institutional investment management and mutual funds.

          (For further information, please contact:)

     Media                                   Analysts
Scott M. Bushnell                         Daniel W. Weber
LNC Media Relations                       LNC Investor Relations
(219) 455-7512                            (219) 455-2336


George Sard/ Debra Miller
Sard Verbinnen
(212) 687-8080

Michael J. Monroe                         Albert D. Ciavardelli
CIGNA Corporate Relations                 CIGNA Financial Relations
(860) 726-7304                            (215) 761-6128



                        Signature Page

                     LINCOLN NATIONAL CORPORATION

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                      LINCOLN NATIONAL CORPORATION



                               BY:  ____________/s/________________
                                     John L. Steinkamp
                                     Vice President and
                                     Associate General Counsel



Dated: July 29, 1997